IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	October 30, 2007 Tim Ryan, The Trout Group 646 378 2924

NEOPROBE COMPLETES FDA MEETING REGARDING LYMPHOSEEK®
Phase 2 Results and Phase 3 Protocols Reviewed

DUBLIN, OHIO - October 30, 2007 - Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that they held an end of Phase 2 meeting with U.S. Food and Drug Administration (FDA) to review the conduct of a successfully completed multicenter Phase 2 study of Lymphoseek®. In addition, Neoprobe and FDA reviewed proposed protocols for Phase 3 clinical studies of Lymphoseek. At the conclusion of the discussion, Neoprobe and FDA were in concurrence regarding the design of the Phase 3 studies.

David Bupp, President and CEO, said, “Meeting with FDA to review our completed clinical and development activities for Lymphoseek was an important corporate milestone. The Phase 3 trials as discussed with FDA will evaluate the concordance of the targeting of lymph nodes with Lymphoseek as compared to a blue dye commonly used in lymphatic mapping procedures. Neoprobe needs to respond to FDA’s comments regarding the Phase 3 protocols. We expect a response to FDA comments will be filed shortly, along with the formal Phase 2 study report. In the interim, activities are underway to initiate the Phase 3 studies after appropriate final clearances from FDA and with the appropriate reviews by the investigational sites.”

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.